As filed with the Securities and Exchange Commission on August 15, 2016
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MSB FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Maryland	34-1961437
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1902 Long Hill Road, Millington, New Jersey	07946
(Address of principal executive offices)	(Zip Code)

MSB Financial Corp. 2016 Equity Incentive Plan
(Full Title of the Plan)

Michael A. Shriner President and Chief Executive Officer 1902 Long Hill Road Millington, New Jersey 07946 (908) 647-4000
(Name, address and telephone number, including area code, of agent for service)

Copies to: Richard Fisch, Esq. Joan S. Guilfoyle, Esq. Jones Walker LLP 1227 25th Street, N.W. Suite 200 West Washington, D.C. 20037 (202) 434-4660

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3) (4)	Proposed Maximum Aggregate Offering Price (3) (4)	Amount of Registration Fee
Common Stock, $0.01 par value per share	394,099 (2)	$13.13	$5,173,945	$521.02

(1)	Includes an indeterminate number of shares which may be necessary to adjust the number of additional shares of Common Stock reserved for issuance pursuant to the MSB Financial Corp. 2016 Equity Incentive Plan (the "Plan") and being registered herein, as the result of a stock split, stock dividend, reclassification, recapitalization, or similar adjustment(s) of the Common Stock.
(2)	Consists of up to 281,499 shares which may be issued upon the exercise of options granted under the Plan and 112,600 shares which may be issued under the plan in the form of restricted stock awards.
(3)	In accordance with Rule 457 (h), the fee is based upon the $13.04 exercise price per share for the 210,448 options that have been granted under the plan and on the basis of the average of the high and low trading prices of the Common Stock on August 11, 2016 ($13.23) for the remaining 183,651 shares issuable under the Plan.
(4)	Estimated solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective automatically upon the date of filing, in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information. *

Item 2. Registrant Information and Employee Plan Annual Information. *

*The documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act") and the introductory note to Part I of Form S-8. Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.  These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MSB Financial Corp. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Company are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a) The Company's Annual Report on Form 10-K for the year ended December 31, 2015;

(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016 which were filed with the Commission on May 16, 2016 and August 15, 2016, respectively;

(c) The Company's Current Reports on Form 8-K filed with the Commission on January 28, 2016, February 12, 2016, April 22, 2016, April 26, 2016, April 29, 2016, June 6, 2016, June 22, 2016, July 29, 2016 and August 4, 2016; and

(d) The description of the Company's securities contained in the Company's Current Report on Form 8-K, as filed with the Commission on July 16, 2015 and any amendment or report filed thereafter for the purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Article Ninth of the Articles of Incorporation of MSB Financial Corp. (the "Corporation"), a Maryland corporation provides as follows:

NINTH: The Corporation shall indemnify (A) its directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures required, and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such Bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Articles of Incorporation of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Millington, New Jersey, on the 15th day of August, 2016.

MSB FINANCIAL CORP.
By:	/s/ Michael A. Shriner
Michael A. Shriner
President and Chief Executive Officer (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of  MSB Financial Corp., do hereby severally constitute and appoint Michael A. Shriner as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Michael A. Shriner may deem necessary or advisable to enable MSB Financial Corp., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Michael A. Shriner shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/ Michael A. Shriner		/s/ Gary t. Jolliffe
Michael A. Shriner President, Chief Executive Officer and Director (Principal Executive Officer)		Gary T. Jolliffe Director
Date:	August 15, 2016	Date:	August 15, 2016
/s/ Donald J. Musso		/s/ W. Scott Gallaway
Donald J. Musso Director		W. Scott Gallaway Director
Date:	August 15, 2016	Date:	August 15, 2016

/s/ Thomas G. McCain		/s/ Ferdinand J. Rossi
Thomas G. McCain Director		Ferdinand J. Rossi Director
Date:	August 15, 2016	Date:	August 15, 2016
/s/ Raymond J. Vanaria
Lawrence B. Seidman Director		Raymond J. Vanaria Director
Date:		Date:	August 15, 2016

/s/ Robert D. Vollers
Robert D. Vollers Director
Date:	August 15, 2016

/s/ John Kaufman
John Kaufman Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
Date:     August 15, 2016

INDEX TO EXHIBITS

Exhibit	Description

3.1	Articles of Incorporation of MSB Financial Corp. (1)

3.2	Bylaws of MSB Financial Corp. (1)

4.0	Form of Common Stock Certificate (1)

5.1	Opinion as to legality

10.1	MSB Financial Corp. 2016 Equity Incentive Plan

23.1	Consent of Jones Walker, LLP (included in their opinion filed as Exhibit 5.1)

23.2	Consent of BDO USA, LLP

24.1	Power of Attorney (included as part of signature page)

(1)   Incorporated herein by reference to identically numbered exhibit to the Registration Statement on Form S-1 filed with the Commission on March 6, 2015 (File No. 333-202573).